Exhibit 16.1

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

November 21, 2016

Commissioners:

We have read the statements made by Athene Holding Ltd. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the Amendment No. 5 to Form S-1 of Athene Holding Ltd. dated November 21, 2016. We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ PricewaterhouseCoopers Ltd.

Chartered Professional Accountants

PricewaterhouseCoopers Ltd., Chartered Professional Accountants, P.O. Box HM 1171, Hamilton HM EX, Bermuda

T: +1 (441) 295 2000, F: +1 (441) 295 1242, www.pwc.com/bermuda

“PwC” refers to PricewaterhouseCoopers Ltd. (a Bermuda limited company), which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity. “Partner” is a title referring to a shareholder, managing director or employee of equivalent standing of PricewaterhouseCoopers Ltd.